SAEED KAMRAN & CO.
(Chartered Accountants)

**Dated: April 9, 2025**

To
The Board of Directors,
Readvantage Corp.
Nevada, USA

**Subject: Consent for Use of Revised Audit Report and Financial Statements in S-1/A1 Filing**

Dear Sirs,

We, the undersigned, hereby consent to the inclusion and use of our revised Independent Auditor's Report dated March 28, 2025 (except for the explanatory paragraph regarding reissuance) and the audited financial statements of Readvantage Corp. for the financial year ended June 30, 2024, in the Form S-1/A1 registration statement and any amendments or supplements thereto, to be filed with the U.S. Securities and Exchange Commission on April 09, 2025.

Thanking you,

Sincerely yours,

**Aamer Waqar Chaudhry**
**Engagement Partner**

Saeed Kamran & Co
**(Saeed Kamran & Co.)**
**Chartered Accountants**

www.saeedkamran.co
321 Upper Mall, Lahore Pakistan
info@skpgroup.net
+92 42 35755530
+92 42 35793156